SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                 ------------------------------------------

                                SCHEDULE 14C

              Information Statement Pursuant to Section 14(c)
                  of the Securities Exchange Act of 1934

Check the appropriate box:

[X]   Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ]   Definitive Information Statement


                         BENTLEY INTERNATIONAL, INC.
            (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[ ] No fee required
[X] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1) Title of each class of securities to which transaction applies: Class A Common Stock, $.001 par value of Interiors, Inc. ("Interiors Stock").

2) Aggregate number of securities to which transaction applies: 1,500,000 shares of Interiors Stock.

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Average of bid and asked price of Interiors Stock on May 28, 1998 was $1.922.

4) Proposed maximum aggregate value of transaction: $3,000,000 of Interiors Stock; a $2,000,000 8% secured, subordinated promissory note; and $2,000,000 in cash for a total of $7,000,000.

5) Total fee paid: $ 1,400.

[  ] Fee paid previously with preliminary materials.
[  ] Check box if any part of the  fee is offset as  provided  by  Exchange  Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)  Amount Previously Paid: $0.00

2)  Form, Schedule or Registration Statement No.:  Schedule 14C

3)  Filing Party: Bentley International, Inc.

4)  Date Filed: June 1, 1998.

                           BENTLEY INTERNATIONAL, INC.
                                 9719 Conway Road
                           St. Louis, Missouri  63124



June 11, 1998

                    -------------------------------------------

                            Notice of Annual Meeting of
                      Shareholders to be Held July 2, 1998
                    -------------------------------------------



        The Annual Meeting of Shareholders of Bentley International, Inc. (the "Company") will be held on Thursday, July 2, 1998 at 10:00 A.M., local time, at the offices of Riezman & Blitz, P.C., 7700 Bonhomme, 7th Floor, St. Louis, Missouri 63105. The items of business are:

               1. To elect three (3) Directors to serve until the 1999 Annual Meeting and until their successors are elected and qualified.

               2. To ratify the appointment of Rubin, Brown, Gornstein & Co. LLP as the Company's independent public accountants.

               3. To approve the sale of the Company's wholly owned subsidiary, Windsor Art, Inc., which represents substantially all of the assets of the Company, to Interiors, Inc. or another party on the terms described in the Information Statement attached hereto, or on such terms as the Board of Directors shall determine.

               4. To amend the Articles of Incorporation of the Company to provide that warrants may be issued for any authorized stock of the Company, on such terms and conditions as the Board of Directors shall determine.

               5. To issue common stock and warrants of the Company to Interiors, Inc. on the terms described in the Information Statement attached hereto, or on such terms and conditions as the Board of Directors shall determine.

               6. To transact such other matters as may properly come before the meeting.

        These items are more fully described in the following Information Statement, which is hereby made a part of this Notice. Only Shareholders of record at the close of business on May 14, 1998 are entitled to notice of and to vote at the meeting.

We are not asking you for a proxy and you are not requested to send us a proxy.


                                            By order of the Board of Directors,



                                            LLOYD R. ABRAMS
                                           President and Chief Executive Officer

Note: This Information Statement contains certain forward looking statements of the type described in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. The results of management's plans are beyond the ability of the Company to control. Economic conditions, product and service demand, competitive pricing and other factors could cause materially different results from those planned by management.


                               INFORMATION STATEMENT
                                         FOR
                           ANNUAL MEETING OF SHAREHOLDERS
                              TO BE HELD JULY 2, 1998

       We are not asking you for a proxy and you are not requested to send us a proxy.


                             --------------------------

                                 GENERAL INFORMATION


        This Information Statement is furnished to the Shareholders of Bentley International, Inc., (the "Company" or the "Registrant") in connection with the 1998 Annual Meeting of Shareholders (the "Annual Meeting") to be held on July 2, 1998 for the purposes set forth in the accompanying Notice of Annual Meeting. Votes will be counted by inspectors appointed by the Company, who may be employees of the Company. No proxies have been sent. Shareholders may prepare their own proxies or attend the meeting to vote.

        The complete mailing address of the Company's principal executive offices is 9719 Conway Road, St. Louis, Missouri 63124. The approximate date on which this Information Statement for the Annual Meeting is first being sent or given to Shareholders is June 11, 1998.

        Only Shareholders of record at the close of business on May 14, 1998 are entitled to notice of and to vote at the Annual Meeting. As of May 14, 1998 there were 2,813,285 shares of Common Stock, $.18 par value ("Common Stock"), of the Company outstanding, and each share is entitled to one vote on each matter submitted to the Shareholders. Shares subject to abstentions will be treated as shares that are present at the Annual Meeting for purposes of determining the presence of a quorum but as unvoted for purposes of determining the base number of shares voting on a particular proposal. If a broker or other nominee holder indicates on a proxy that it does not have discretionary authority to vote the shares it holds of record on a proposal, those shares will not be considered voted for purposes of determining the approval of the Shareholders on a particular proposal.

        If you hold Common Stock of the Registrant through a bank, broker or investment plan (in "street name"), please request a letter from your bank, broker or plan administrator identifying you as a holder of Common Stock of the Registrant and indicating the number of shares you held as of May 14, 1998. This letter, or a recent brokerage statement indicating this information will identify you at the Annual Meeting.

        If you would like to attend the Annual Meeting of Shareholders, please contact the Company at its principal executive office, 9719 Conway Road, St. Louis, Missouri 63124, facsimile number (314) 569-1512. Prior notice to the Company will speed your registration at the Annual Meeting. Attendance at the Annual Meeting will be based on the availability of seating.


                                ELECTION OF DIRECTORS

        One of the purposes of the meeting is to elect three individuals as Directors of the Company to serve until the 1999 Annual Meeting and until their successors are elected and qualified. The Company's Board of Directors has nominated Lloyd R. Abrams, Janet L. Salk and Ramakant Agarwal to be elected as Directors, all of whom are currently serving as Directors.

        The three nominees for election as Director receiving the largest number of votes of the shares entitled to vote and represented in person or by proxy prepared by the Shareholder at the Annual Meeting will be elected. Cumulative voting does not apply in the election of Directors. The Board of Directors recommends a vote "FOR" the election of Lloyd R. Abrams, Janet L. Salk and Ramakant Agarwal as Directors.


                        INFORMATION ABOUT NOMINATED DIRECTORS

        The name, age, principal occupation or position and other directorships with respect to the Directors and Executive Officers of the Company is set forth below. The following three people are currently Directors and have been nominated for election to an additional term.

        Lloyd R. Abrams, 44, has served as President, Chief Executive Officer and Director of the Company since July 1995 and as Assistant Secretary since September 1997. From November 1993 until August, 1997, he served as President of Windsor Art, Inc. ("Windsor"), and since August 1997 as sole Director, Chairman, Chief Executive Officer and Assistant Secretary of Windsor. For more than three years prior to joining Windsor, he was President of Abrams, Rothman & Company, a real estate development firm. Mr. Abrams has a Bachelors of Science in Civil Engineering, a Masters of Business Administration and a Juris Doctorate.

        Janet L. Salk, 40, has served as a Director of the Company since July 1995. Ms. Salk principally has engaged in family, civic and charitable activities for more than the past five years. Ms. Salk is the spouse of Lloyd
R. Abrams. Ms. Salk has Bachelor of Arts, Masters in Social Work and Masters in Counseling degrees.

        Ramakant Agarwal, 42, was appointed to the Board of the Company on January 1, 1998, and has served as Chief Financial Officer and Vice President of the Company since January 1997, and Secretary since September 1997. He has served as Chief Financial Officer and Vice President of Windsor since January 1997, and Secretary since August 1997. From April 1996 to July 1996, Mr. Agarwal served as a consultant to Retix, Inc., an Internet hardware, software and telecommunications company. From January 1993 to February 1996, Mr. Agarwal served as Vice President of Finance and Corporate Planning for Sun West Mortgage Company, Inc., a non-supervised mortgage company. From January 1992 to December 1992, Mr. Agarwal served as Chief Financial Officer of DXL USA, Inc., a developer of specialized mass flow controllers for semi-conductor manufacturing equipment. Mr. Agarwal is a Certified Public Accountant.


                              EXECUTIVE COMPENSATION

        The following table sets forth the compensation of the named executive of the Company for each of the last three years:

                                  Summary Compensation Table


                                    Annual Compensation                                      Long-Term Compensation
                        ---------------------------------------------------------------------------------------------------
                                                                                  Restricted  Securities
                                                                 Other Annual     Stock       Underlying       All Other
                                         Salary     Bonus        Compensation     Awards      Options/SARs     Compensation
Name and Principal Position      Year    ($)        ($)          ($)              ($)         (#)              ($)
Lloyd R. Abrams (1)              1997    284,423    10,000
  President and Chief            1996    265,000        --             --          --               --            --
  Executive Officer              1995     85,095        --             --          --               --            --
Ramakant Agarwal (2)             1997    101,923    20,000                                      28,000
  Chief Financial Officer          --       --
  Vice President & Secretary

--------------------
(1)     Mr. Abrams became an executive officer of the Company in July 1995.
(2)     Mr. Agarwal became an executive officer of the Company in January 1997.

                        Option/SAR Grants in Last Fiscal Year
                                  Individual Grants

                                      % of Total
                     # of Securities  Options/SARs
                     Underlying       Granted to
                     Options/SARs     Employees in    Exercise or Base   Market Price       Expiration
Name                 Granted (#)      Fiscal Year     Price ($/Sh)       at Date of Grant   Date

Ramakant Agarwal     28,000           41%             $0.30              approx. $0.30      2/28/07
-------------------- ---------------- --------------  ----------------   ----------------   ------------

                     Aggregated Option/SAR Exercises in Last Fiscal Year
                               and FY-End Option/SAR Value Table


                                                                # of Securities Underlying     Value of Unexercised In-
                     Shares Acquired on                         Unexercised                    the-Money Options/SARs
Name                 Exercise ($)         Value Realized ($)    Options/SARs at FY-End         at FY-End

Ramakant Agarwal     0                    N/A                    28,000 (options)              $47,600 (all exercisable)
-------------------- ------------------   -------------------   ----------------------         -------------------------


               VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        As of May 14, 1998, 2,813,285 shares of the Company's Common Stock were outstanding. Each share is entitled to one vote. The following table sets forth the beneficial ownership of shares of the Company's Common Stock as of the record date, May 14, 1998 held by: (i) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of the Company's Common Stock; (ii) each person who is a Director or nominee for Director; and
(iii) all of the Company's Directors and offices as a group. Unless otherwise indicated, all shares are held with sole voting and investment power.



              Name and Address                                  Shares  Owned(1)         Percent of Class(1)
Group comprised of Lloyd R. Abrams, Richard B.
        Rothman and Leo M. Rogers (the
        "Voting Trust Group")
        9719 Conway Road
        St. Louis, Missouri 63124...........                    2,117,500(2)                     75.27%
Lloyd R. Abrams as Voting Trustee of the Voting
        Trust, dated July 17, 1995
        9719 Conway Road
        St. Louis, Missouri 63124...........                    2,117,500(2)(3)                  75.27
Lloyd R. Abrams
        9719 Conway Road
        St. Louis, Missouri 63124...........                    1,281,000(2)(3)                  45.53
Richard B. Rothman
        7700 Bonhomme, 7th Floor
        St. Louis, Missouri 63105...........                      423,500(4)                     15.05
Leo M. Rodgers
        7167 Westmoreland Drive
        St. Louis, Missouri 63130...........                      448,915(4)(5)                  15.96
Janet L. Salk
        9719 Conway Road
        St. Louis, Missouri 63124...........                           --                           --
Ramakant Agarwal
        9101 Perkins Street
        Pico Rivera, California 90660.......                       25,000(6)                       0.9
All Directors and Executive Officers as a group (2
        persons)............................                    2,153,000                        76.53%

-----------------------
(1) Each beneficial owner's percentage ownership is based upon 2,813,285 shares of the Company's Common Stock issued and outstanding as of May 14, 1998 and is determined by assuming options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days of May 14, 1998 have been exercised.

(2) In a Statement on Schedule 13D (the "Schedule 13D") filed with the Securities and Exchange Commission (the "SEC") by the Voting Trust Group and its members, the Voting Trust Group has reported that 2,117,500 shares of the Company's Common Stock were issued to the Voting Trustee under the Voting Trust Agreement. Under the Voting Trust Agreement, Mr. Abrams retains voting power over shares of the Company's Common Stock deposited therein.

(3) In a Form 5 dated January 27, 1997, Mr. Abrams reported that certain shares of the Company's Common Stock attributed to him are beneficially owned by him as trustee of each of The Abrams Family Trust, The Stacey, Kevin and Meredith Trust dated 12/1/91 and The Janet L. Salk Children's Trust in the amounts of 847,000 shares, 222,250 shares and 211,750 shares, respectively. Mr. Abrams has sole investment power over all such shares of the Company's Common Stock.

(4) In the Schedule 13D, Mr. Rothman and Mr. Rodgers reported that, shares of the Company's Common Stock issued pursuant to a reverse merger that are attributable to Mr. Rothman and Mr. Rodgers were issued in the name of the Voting Trustee. Under the Voting Trust Agreement, the voting Trustee retains voting power of shares of the Company's Common Stock deposited therein. Mr. Rothman and Mr. Rodgers retain investment power with regard to the number of shares of the Company's Common Stock attributed to each of them.

(5) In a Form 5 dated February 14, 1997, Mr. Rodgers reported that he beneficially owns 448,915 shares of the Company's Common Stock.

(6) Mr. Agarwal also has rights to 28,000 shares of the Company's Common Stock issuable upon exercise of stock options that are exercisable within sixty (60) days of May 14, 1998. These options for 28,000 shares represent an additional 1.0% of the outstanding shares.

                        BOARD OF DIRECTORS AND COMMITTEES

        During 1997, there were two meetings of the Board of Directors and five actions by Consent of the Directors. No Director attended fewer than 75% of the aggregate of the total number of 1997 board meetings.

        The Board of Directors has a standing Stock Option Committee comprised of Janet L. Salk. The Company expects that an Audit Committee will be constituted at an appropriate time in the future.

                                  DIRECTORS' FEES

        No Directors receive compensation in the capacity of Director, including Directors who also are Officers or consultants of the Company.


                                   COMPENSATION

        The Company's executive compensation program is administered under the direction of the Board of Directors. Mr. Abrams and Mr. Agarwal are members of the Board of Directors and serve as Executive Officers of the Company.


                               INSIDER PARTICIPATION

        Until April 1996, the Company had leased its Erie, Pennsylvania production facility pursuant to a Project Sublease, dated as of February 4, 1991 (the "Sublease"), with Alnick Realty Co. ("Alnick"). Mr. Robert Wolfson, a former Director of the Company who resigned in October 1997, was a shareholder of Alnick. The Sublease was for a minimum term expiring January 2006. The Sublease originally provided for a base rental of $375,000 per year, subject to increase under certain circumstances based upon the minimum employment level requirements specified in Alnick's industrial development loan. The Company was obligated under the Sublease to pay Alnick additional rent equal to the amount of ad valorem taxes which would be payable on the property if it were subject to such taxes and to pay all real estate taxes and insurance on the property.
Subsequently Alnick agreed to reduce the rent payments payable under the Sublease to an amount equal to the sum of: (i) the debt payments to be made by Alnick on the underlying debt attributable to the property; and (ii) all out-of-pocket tax liability incurred by the Alnick shareholders as a result of rent payments by the Company in view of Alnick's status as an S-Corporation for income tax purposes. Additionally, Alnick agreed to waive all accrued but unpaid rents (aggregating $250,000) which accrued prior to July 17, 1995. On April 29, 1996, the Company purchased the outstanding shares of Alnick's capital stock for $85,000, sold Alnick's and its interests in the Erie, Pennsylvania production facility and terminated its obligations under the Sublease.

        Janco Designs, Inc., a subsidiary of the Company, borrowed money from certain principal shareholders, which borrowings were guaranteed by the Company and Windsor. As of March 13, 1998, the Company repaid all such borrowings.

        The Company subleases retail space to a corporation whose stockholders include a family member of a former Director of the Company. The sublease runs from January 1, 1996 to June 30, 1998. In October 1995, the Company sold its retail inventory located in the space to this corporation and received payment of $90,000 as of December 31, 1996.

        Windsor pays Mr. Abrams, as Trustee, an allowance of $2,000 per month for use of a condominium by certain Company employees, customers and sales representatives which is located in Newport Beach, California, and which is owned by The Janet L. Salk Children's Trust. This arrangement can be terminated by either party.


                         COMPLIANCE WITH SECTION 16(a) OF THE
                            SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors, Executive Officers and persons who own more than ten percent of the Company's outstanding stock ("Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission. During 1997, to the best of the Company's knowledge, all Section 16(a) filing requirements applicable to Reporting Persons were complied with, except that Ramakant Agarwal failed to file timely a Form 3 upon becoming an Executive Officer of the Company.


                               APPOINTMENT OF AUDITORS

        Rubin, Brown, Gornstein & Co. LLP served as the Company's independent public accountants for 1997 and have been selected by the Board of Directors to continue in such capacity during 1998. The Board of Directors anticipates that representatives of Rubin, Brown, Gornstein & Co. LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so. Representatives of such firm also will be available to respond to appropriate questions from Shareholders.

        As reported on a Form 8-K dated October 9, 1996 and a Form 8-K/A dated October 9, 1996, which are incorporated herein by reference, on October 9, 1996, the Company dismissed the accounting firm of Deloitte & Touche, LLP as its principal independent accountant. The former principal accounting firm's report on the financial statements for each of 1994 and 1995 contained a qualification with respect to the Company's ability to operate as a going concern. The Company's Board of Directors approved the decision to change accounting firms. There were no disagreements with the former accounting firm on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

        On October 9, 1996, the Registrant engaged the accounting firm of Rubin, Brown, Gornstein & Co., LLP as its principal independent accountant.


                          SALE OF ASSETS TO INTERIORS --
                        INFORMATION ABOUT THE TRANSACTION

General

        The Company has reached an initial oral understanding with Interiors, Inc., a Delaware corporation ("Interiors"), regarding the sale of all of the stock of Windsor Art, Inc. ("Windsor"), the Company's wholly owned operating subsidiary, which represents substantially all of the assets of the Company, on the terms described below. This is an oral understanding, not a contract, and, pursuant to RSMo. Section 351.400, which provides that in a sale of substantially all of the assets of a corporation, the shareholders may vote to "authorize the board of directors to fix any or all of the terms and conditions thereof and the consideration to be received by the corporation therefor," the Board of Directors recommends that the Shareholders vote to approve the sale of all of the stock of Windsor, the Company's wholly owned operating subsidiary, which represents substantially all of the assets of the Company, to Interiors on the terms described herein or as set by the Board of Directors. Approval of the asset sale requires the affirmative vote of at least two-thirds of the outstanding shares eligible to vote at the Annual Meeting. The Company also recommends that the Shareholders vote to approve the issuance of securities of the Company on the terms described herein or as set by the Board of Directors. Because the Company has no contract with Interiors, there can be no assurance that a favorable vote to approve the sale of substantially all of the assets of the Company to Interiors will result in consummation of such sale.

Addresses

        The name, complete mailing address of the principal executive offices, and telephone numbers of the parties are: (a) for Bentley and Windsor -- Bentley International, Inc., 9719 Conway Road, St. Louis, Missouri 63124, telephone number (314)569-1659; and (b) for Interiors -- 320 Washington Street, Mt. Vernon, New York 10533, telephone number (914) 665-5400.

Business of Interiors

        Interiors' long term plan for growth includes in part either the acquisition of or entering into strategic alliances with unrelated companies in the decorative accessories industry to maximize market potential.

        On March 10, 1998, Interiors entered into and consummated an agreement and plan of merger among Interiors, Vanguard Acquisition Corp., a wholly owned subsidiary of Interiors, Henlor, Inc. ("Henlor") and the shareholders of Henlor. Henlor is now a wholly-owned subsidiary of Interiors. Henlor in turn has a wholly-owned subsidiary, Vanguard Studios, Inc. ("Vanguard") which designs manufactures and wholesales decorative accessories furnishings for the home including framed hand-painted oil paintings, framed prints under glass, wall mirrors, lamps, sculptures and decorative table top accessories.

        On March 23, 1998, Interiors entered into and consummated an agreement and plan of merger among the company Art Master Studios, Inc. ("Art Master"), a wholly-owned subsidiary of Interiors, Merchandise Sales, Inc. ("MSI") and certain shareholders of MSI. As a result of the merger, MSI has been merged with and into Art Master. Art Master designs, manufactures and wholesales wall decor and lighting products for the home.

        The acquisition of Henlor and MSI provides Interiors with an expanded breath of product offerings.

        On April 21, 1998, Interiors and Decor Group, Inc. entered into an agreement and plan of merger approved by their respective boards of directors. The business conducted by Decor consists of manufacturing, marketing and distributing metal wall, table and freestanding sculptures.

        Interiors markets its products through a network of independent commission sales representatives in both domestic and international markets and operates strategically located showrooms serving the home furnishing and decorative accessory industries in High Point, North Carolina and San Francisco, California.

Material Features of the Proposed Transaction

        Interiors will acquire all of the outstanding shares of stock of Windsor. The purchase price shall be payable as follows: (i) $2,000,000 in cash,
(ii) a $2,000,000 eight percent, secured, subordinated promissory note (the "Note"), and (iii) 1,500,000 shares of Class A Common Stock, par value $.001, of Interiors ("Interiors Stock"). The terms of the Note provide that 1/12 of the outstanding principal amount and accrued interest shall be due and payable quarterly commencing on the 12th month after the closing. The Note will be secured by a pledge of the stock of Windsor, a security interest in Windsor's assets subordinate to any operating loan, and pledges of the Bentley securities described below, which securities will be purchased by Interiors. Within one year from closing, Interiors will have the option to repurchase the 1,500,000 shares of Interiors Stock for $4,000,000.

        Upon closing Interiors will also acquire the following equity interests in Bentley for the consideration recited: (i) 150,000 shares of common stock of Bentley for $1,500,000 and (ii) warrants for $1,500,000 to purchase an additional 300,000 shares of common stock of Bentley for $10 per share. The warrants will expire at the earlier of the 10 year anniversary after closing or three months after the price of Bentley's stock is $15 per share. The stock and warrants in Bentley purchased by Interiors will be subject to a voting trust. The Board of Directors of Bentley will name the trustee of the voting trust. Interiors will have the right to sell the stock in the trust at any time to one or more third parties so long as any such sale does not result in a third party owning more than 2.5 % of the outstanding voting stock of Bentley. The voting trust will terminate with respect to the shares sold to third parties.

        Windsor will also enter into a 4 year employment agreement with the current Chief Executive Officer of Windsor, Mr. Abrams (the "Windsor CEO"). The employment agreement will provide that Windsor will employ the Windsor CEO for a period of three years upon the same terms as those currently in effect. Those terms include a salary of $200,000 per year. In the fourth year of the employment agreement, the Windsor CEO's salary will be reduced to $50,000. For all four years the employment agreement will provide for the continuance of current additional benefits for the Windsor CEO, including the following: family health insurance; St. Louis Auto expenses not to exceed $2,000 per year;
California auto with an allowance of $450 per month plus gasoline; the California condominium allowance of $2,000 per month; St. Louis office expenses not to exceed $2,400 per year; and travel in behalf of any business for Windsor, Interiors and any of Interiors' subsidiaries to be paid by Windsor. Interiors will guarantee the employment contract and also grant the Windsor CEO warrants for 50,000 shares of Interiors Stock and the right to grant warrants to designated employees of Windsor for another 40,000 shares of Interiors Stock.

        So long as the $2,000,000 note to Bentley is outstanding and the employment contract not satisfied in full, Windsor's board of directors shall consist of two members, one appointed by Interiors and one appointed by Bentley.

        The parties intend to close this transaction on July 15, 1998.

        Windsor will not renegotiate its factory lease at this time. The lease expires on November 30, 1998.

        The values assigned to the assets received by Bentley in return for the stock of Windsor are assigned values in this Information Statement. The Note is assigned a value of its face value. The Note may have a lower value because there is no market for the Note and there would be significant costs to enforce the Note in the event of a default. The Interiors Stock is assigned a value of the product of the number of shares times the approximate market price per share. The Interiors Stock, however, will be restricted stock not immediately tradeable by Bentley, which lowers its value. The value of the assets depends on the earnings of Windsor and Interiors and market factors. There is thus no assurance that the value of the Note and the Interiors Stock that Bentley obtains will be equivalent to the amounts indicated in this Information Statement.

Reasons for Engaging in the Transaction

        The Company believes that profitability in Windsor's area of business will result from consolidations of existing competitors and complimentary furniture accessory manufacturers. Such consolidations may result in the streamlining of management, sales, distribution and manufacturing functions thereby reducing costs and increasing profitability. To effect such consolidation requires a commitment and the ability to raise significant capital. The Company believes that Interiors has demonstrated both, that Interior's offer is reasonable in light of the history and profit potential of Windsor, that the transaction offers the Company the opportunity to participate to some extent, through ownership of Interiors stock, in the increased profitability that should occur as a result of consolidation, and that the transaction provides the Company, without significant dilution of existing stockholder interests, with the capital necessary to pursue the Company's previously announced intent to acquire and develop information services businesses.

        On May 27, 1998, the Company took an initial step in the direction of acquiring and developing information services businesses by acquiring all of the assets of Best Credit Bureau, Inc., a company based in Miami, Florida, which provides credit reporting information to consumers and financial institutions. A new subsidiary of the Company, Bentley Information Services, Inc., was formed to effect this acquisition. The transactions will provide the Company with a significant amount of capital to use in making further acquisitions of companies involved in providing information services and to develop those companies to their full potential.

Rights of Security Holders

        There will be no material differences in the rights of security holders of Bentley as a result of this transaction other than the following effects of the transaction on ownership of the Company. At present Company management controls the vote with respect to 76.53% of the common stock of Bentley. Assuming Interiors exercises its warrants and does not elect to sell the stock Interiors owns which, as described above, is subject to a voting trust controlled by Bentley's Board, Company management will control the vote of 79.77% of the common stock of Bentley through direct or indirect ownership and two voting trusts. These voting percentages are subject to change in the event the Company issues additional stock, for example, in connection with an offering or acquisition or in the event a beneficial owner of stock held in a voting trust determines to sell any portion of such stock to a third party.

Dissenter's Right of Appraisal

        Any shareholder who does not vote in favor of Question 3 regarding approval of the sale of substantially all of the assets of Bentley and who at or prior to the meeting at which the sale is submitted to a vote files with Bentley written objection thereto may, within 20 days after the vote is taken, make written demand on Bentley for the payment to him or her of the fair value of his or her shares as of the day prior to the date on which the vote was taken authorizing the sale. Failure to vote against the proposal will not constitute a waiver of appraisal rights. A vote against the proposal will not be deemed to satisfy any notice requirement under Missouri law with respect to appraisal rights. The demand to be made by a dissenting shareholder within 20 days after the vote shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to file a written objection at or prior to the meeting or having filed such objection to make demand within the 20-day period after the vote is taken shall be conclusively presumed to have consented to the sale and shall be bound by the terms thereof. Shareholders will not be notified again of the time limit for filing an objection.

Accounting Treatment of Transaction

        The Company believes the transaction should be accounted for under the purchase method of accounting by the purchaser of Windsor Art, Inc. The Company will account for this transaction as a gain on sale of a discontinued business segment.

Income Tax Section

        As a result of the sale of stock of Windsor Art, Inc., the Company will recognize a total gain of approximately $5,000,0000. Approximately $3,600,000 of the gain will be recognized in the year of sale but offset by the available net operating loss carry forward totaling approximately $2,100,000. This leaves a taxable gain to be recognized in the year of sale of $1,520,000 with a corresponding tax liability of approximately $609,000. In addition, approximately $1,500,000 of the total gain qualifies as an installment sale and the corresponding tax of $580,000 will be paid as the Note is paid down.

Dividends and Payments

        Bentley is not in arrears in any dividends or in default on any principal or interest in respect of any securities of Bentley. Other than with respect to voting interests, described above, there will be no effect on the rights of holders of common stock of Bentley as a result of the transaction.

        To the best of the Company's knowledge and belief, Interiors is not in arrears in any dividends or in default on any principal or interest in respect of any securities of Interiors.

Board of Directors
Bentley International, Inc.
St. Louis, Missouri


We have compiled the accompanying pro forma consolidated balance sheet as of March 31, 1998 and the consolidated statements of operations of Bentley International, Inc. for the three months then ended and for the year ended December 31, 1997.

The accompanying presentation and this report were prepared for inclusion in the information statement pursuant to Section 14(c) of the Securities Exchange Act of 1934 to be filed with the Securities and Exchange Commission in connection with the 1998 annual meeting of shareholders and should not be used for any other purpose.

A compilation is limited to presenting in the form of pro forma data information that is the representation of management and does not include evaluation of the support for the assumptions underlying the pro forma transactions. We have not examined the accompanying pro forma information and, accordingly, do not express an opinion or any other form of assurance on it.


                                    /s/ RUBIN, BROWN, GORNSTEIN & CO. LLP



May 27, 1998
St. Louis, Missouri

                             BENTLEY INTERNATIONAL, INC.
                          PRO FORMA INFORMATION (UNAUDITED)


The following pro forma consolidated balance sheet of the Company at March 31, 1998 gives effect to the subsequent sale of stock of Windsor Art, Inc (a wholly-owned subsidiary), as if it was effective at March 31, 1998. The statement gives the effect to the sale under the assumptions in the accompanying notes to the pro forma financial statements.

The following pro forma consolidated statement of operations of the Company for the three months ended March 31, 1998 and the year ended December 31, 1997 gives effect to the sale as if the effective date of the sale was January 1, 1998 and January 1, 1997, respectively. The statement gives effect to the sale under the assumptions in the accompanying notes to the pro forma financial statements.

The pro forma adjustments relate to the sale of Windsor Art, Inc. and the issuance of common stock and warrants of the Company to the acquirer of Windsor. The consideration for the stock of Windsor Art, Inc. is: a) $2,000,000 in cash,
b) a $2,000,000 promissory note payable over four years with interest at 8% per annum, and c) 1,500,000 shares of Class A common stock of the purchaser with a current value of $3,000,000. The value of the promissory note and the Class A common stock of the purchaser for purposes of the pro forma adjustments are at face value and approximate current market value, respectively. The actual valuation of these assets may differ from these assumptions.

Separate from the sale of stock, the purchaser is buying 150,000 shares of common stock of the Company for $1,500,000 and purchasing warrants to purchase 300,000 shares of common stock of the Company for an additional $1,500,000.

The pro forma financial statements may not be indicative of the results that would have actually occurred if the sale had been effective on the dates indicated or the results that may be obtained in the future. The pro forma financial statements should be read in conjunction with the Schedule 14C Information Statement, the consolidated financial statements of the Company for the year ended December 31, 1997 under Form 10-KSB and for the three months ended March 31, 1998 under Form 10-QSB.

                            BENTLEY INTERNATIONAL, INC.
                       PRO FORMA CONSOLIDATED BALANCE SHEET
                                    (UNAUDITED)

                                          Assets

                                   As Reported                    Pro Forma                        Pro Forma
                                     March 31,                    Adjustments                      March 31,
                                       1998           -----------------------------------          1998
                                                                      (1)
                                -----------------------------------------------------------------------------
Current Assets
   Cash                           $    221,788       $    (208,569)        $ 5,000,000(2)       $   5,013,219
   Accounts receivable               1,999,880          (1,999,880)                 --                     --
   Inventories                       1,177,030          (1,177,030)                 --                     --
   Other current assets                106,950             (80,633)                 --                 26,317
-------------------------------------------------------------------------------------------------------------
        Total Current Assets         3,505,648          (3,466,112)          5,000,000              5,039,536

Equipment And Leasehold
   Improvements                        181,151            (181,151)                 --                     --

Note Receivable                             --                  --           2,000,000(3)           2,000,000

Marketable Securities                       --                  --           3,000,000(3)           3,000,000

Other Assets                            69,800                  --                  --                 69,800
-------------------------------------------------------------------------------------------------------------

Total Assets                      $  3,756,599        $ (3,647,263)       $ 10,000,000            $10,109,336
=============================================================================================================

                                            Liabilities And Stockholders' Equity
Current Liabilities
   Notes payable                  $    424,312        $   (424,312)       $         --            $        --
   Accounts payable and
      accrued expenses               1,183,710            (887,526)                 --                296,184
   Income taxes payable                     --                  --             609,000(5)             609,000
-------------------------------------------------------------------------------------------------------------
     Total Current Liabilities       1,608,022          (1,311,838)            609,000                905,184
-------------------------------------------------------------------------------------------------------------

Excess Of Acquired Assets
   Over Cost                           216,820            (216,820)                 --                     --
-------------------------------------------------------------------------------------------------------------

Income Taxes Payable                        --                  --             580,000(5)             580,000
-------------------------------------------------------------------------------------------------------------

Shareholders' Equity
   Preferred stock, $0.01 par value;
     1,000,000 shares authorized,
     none issued or outstanding             --                  --                  --                     --
   Common stock, $0.18 par value;
     10,000,000 shares authorized,
     2,813,285 shares issued and
     outstanding                       506,391                  --             27,000(4)              533,391
   Additional paid-in capital        1,500,178                  --          2,973,000(4)            4,473,178
   Retained earnings (deficit)         (74,812)         (2,118,605)         5,811,000(3)(5)         3,617,583
-------------------------------------------------------------------------------------------------------------
        Total Shareholders'          1,931,757          (2,118,605)         8,811,000               8,624,152
        Equity
-------------------------------------------------------------------------------------------------------------

Total Liabilities And
   Shareholders's Equity          $  3,756,599        $ (3,647,263)       $10,000,000            $10,109,336
=============================================================================================================

NOTE: The Pro Forma Consolidated Balance Sheet gives effect to the following pro forma adjustments:
(1) Represents the elimination of net assets in connection with the sale of Windsor Art, Inc.
(2) Represents cash proceeds of $2 million from the sale and $3 million from the issuance of common stock and common stock warrants.
(3) Represents a promissory note at face value and stock of the purchaser received at approximate current market value, as consideration for the sale of Windsor Art, Inc. The actual value of these assets may differ from these assumptions.
(4) Represents the issuance of common stock and common stock warrants of Bentley.
(5) Represents the current income tax liability and deferred income tax liability (installment sale portion) in connection with the gain on sale. See the accompanying compilation report dated May 27, 1998.

                              BENTLEY INTERNATIONAL, INC.
                   PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                     (UNAUDITED)


                                          As Reported                    Pro Forma                        Pro Forma
                                            March 31,                    Adjustments                      March 31,
                                              1998           -----------------------------------          1998
                                                                             (1)
                                       -----------------------------------------------------------------------------
Net Sales                                $ 3,683,647        $ (3,683,647)         $       --           $          --

Cost Of Sales                              2,564,387          (2,564,387)                 --                      --
--------------------------------------------------------------------------------------------------------------------

Gross Margin                               1,119,260          (1,119,260)                 --                      --

Selling, General And Administrative
   Expenses                                  832,936            (769,107)                 --                  63,829

Interest Expense (Income)                     33,982             (26,093)            (90,000)(2)             (82,111)

Other Expense (Income)                       (81,307)             81,307                  --                      --
---------------------------------------------------------------------------------------------------------------------

Income From Continuing Operations            333,649            (405,367)             90,000                  18,282

Gain On Sale Of Discontinued Segment
   (net of income taxes of $1,189,000)            --                  --           2,768,540(3)            2,768,540
---------------------------------------------------------------------------------------------------------------------

Net Income                               $   333,649       $    (405,367)        $ 2,858,540             $ 2,786,822
=====================================================================================================================

Earnings Per Common Share - Basic
   And Diluted (4)
     Continuing operations               $      0.12                                                     $      0.01
     Discontinued operations                      --                                                            0.93
---------------------------------------------------------------------------------------------------------------------

                                         $      0.12                                                     $      0.94
=====================================================================================================================

Weighted Average Number Of Common
   Shares Outstanding                      2,813,285                                                       2,963,285
=====================================================================================================================

NOTE: The Pro Forma Consolidated Statement of Operations for the three-month period ended March 31, 1998 gives effect to the following pro forma adjustment:

1. Represents the adjustments necessary to reflect the sale of Windsor Art as of January 1, 1998 by eliminating Windsor's results of operations.

2.   Represents   interest   earned  on  cash  proceeds  and  note  received  in
consideration for the sale of Windsor.

3. Represents the gain on sale, net of tax, of the discontinued segment.

4. For the three months ended March 31, 1998, options and warrants were not included in computing diluted EPS because their effect was antidilutive.


See the accompanying compilation report dated May 27, 1998.

                              BENTLEY INTERNATIONAL, INC.
                    PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                     (UNAUDITED)


                                          As Reported                    Pro Forma                        Pro Forma
                                            March 31,                    Adjustments                      March 31,
                                              1998           -----------------------------------          1998
                                                                             (1)
                                       ------------------------------------------------------------------------------
Net Sales                                $ 12,713,313       $ (12,713,313)        $        --          $          --

Cost Of Sales                               8,523,636          (8,523,636)                 --                     --
----------------------------------------------------------------------------------------------------------------------

Gross Margin                                4,189,677          (4,189,677)                 --                     --

Selling, General And
   Administrative Expenses                  3,125,874          (2,859,014)                 --                266,860

Interest Expense (Income)                     178,911            (129,283)           (360,000)(2)            (310,372)

Other Expense (Income)                       (368,205)            325,231                                    (42,974)
---------------------------------------------------------------------------------------------------------------------

Income From Continuing Operations           1,253,097          (1,526,611)            360,000                 86,486

Extraordinary Gain On Extinguishment
   Of Debt                                  1,174,049                  --                  --              1,174,049

Gain On Sale Of Discontinued Segment
   (net of income taxes of $1,189,000)             --                  --           2,768,540(3)           2,768,540
---------------------------------------------------------------------------------------------------------------------

Net Income                               $  2,427,146       $  (1,526,611)        $ 3,128,540          $   4,029,075
=====================================================================================================================

Earnings Per Common Share - Basic
   And Diluted (4)
     Continuing operations               $      0.45                                                   $       0.03
     Extraordinary gain                         0.41                                                           0.40
     Discontinued operations                      --                                                           0.93
---------------------------------------------------------------------------------------------------------------------

                                         $      0.86                                                   $       1.36
=====================================================================================================================

Weighted Average Number Of Common
   Shares Outstanding                      2,813,285                                                      2,963,285
=====================================================================================================================

NOTE: The Pro Forma Consolidated Statement of Operations for the year ended December 31, 1997 gives effect to the following pro forma adjustments:

1. Represents the adjustments necessary to reflect the sale of Windsor Art as of January 1, 1997 by eliminating Windsor's results of operations.

2. Represents   interest   earned  on   cash  proceeds  and  note   received  as
   consideration for the sale of Windsor.

3. Represents the gain on sale, net of tax, of the discontinued segment.

4. For 1997, options and warrants were not included in computing diluted EPS because their effect was antidilutive.

No Government Approvals Necessary

   No federal or state regulatory requirements must be complied with and no approval must be obtained in connection with the transaction by Bentley or Interiors or of any of either of their subsidiaries.

No Reports

   Bentley has received no report, opinion or appraisal materially related to the transaction from an outside party. Interiors has not received any report, opinion, or appraisal materially relating to the transaction from an outside party.

Prior Material Contracts

   None.


Stock Prices Prior to Announcement

   As of May 28, 1998, the high and low sale prices of Bentley common stock were $1.625 and $1.375 and the high and low sale prices of Interiors Stock were $1.875 and $1.812.

Principal Accountants

   Representatives of the principal accountants of Bentley for the current year and for the most recently completed fiscal year (i) are expected to be present at the annual meeting of security holders to be held July 2, 1998; (ii) will have the opportunity to make a statement if they desire to do so; and (iii) are expected to be available to respond to appropriate questions.

                           SALE OF ASSETS TO INTERIORS --
                            INFORMATION ABOUT BENTLEY

   The following sections of the Annual Report to Shareholders of Bentley delivered herewith are hereby incorporated by reference into this Information
Statement: Description of Business, Description of Property, Management's Discussion and Analysis of Financial Condition and Results of Operations, and Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Legal Proceedings

   Currently, the Company is not a party to any legal proceeding, other than routine proceedings in the ordinary course of business, which are not anticipated to have a material adverse effect on its results of operation or financial condition.

Market for Common Equity and Related Shareholder Matters

   In July, 1996, the Company's name was changed to Bentley International, Inc. from Megacards, Inc. and the Company's common stock symbol was changed to "BNTL" from "MEGX". The Company's Common Stock is traded on the Nasdaq OTC Bulletin Board. As of January 1, 1998, the number of shareholders of Common Stock was approximately 500. Set forth below are the high and low transaction prices as reported by the Nasdaq OTC Bulletin Board. Such prices reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                               Year Ended December 31,
                                                       1997                             1996
                                            High(1)(2)        Low(1)(2)      High(1)(2)        Low(1)(2)
First Quarter....................              $0.50            $0.16           $1.50            $0.75
Second Quarter...................               0.50             0.16            0.90             0.10
Third Quarter....................               0.75             0.25            0.45             0.15
Fourth Quarter...................               1.25             0.70            0.34             0.15
First Quarter 1998                              2.19             0.81             N/A              N/A

------------------
(1) Share prices have been adjusted to reflect a four-for-one stock dividend payable October 22, 1997 to shareholders of record on September 24, 1997.
(2) From November 19, 1995 to January 29, 1996 the Company's Common Stock was delisted from the Nasdaq Small Cap Market. The Company appealed such action and the stock was relisted effective January 29, 1996. The Company's stock was again delisted from the Nasdaq Small Cap Market in August 1996.

   No dividends have been paid in the last two fiscal years or the subsequent interim period. Although there are no restrictions on dividends in the Company's corporate authority documents, prior to the sale to Interiors funds for a dividend would have come from a dividend from Windsor to the Company.

                           SHAREHOLDER PROPOSALS FOR 1999

   Shareholders who intend to submit any proposals for the 1999 Annual Meeting and who wish to have their proposals included in the Company's Information Statement for that meeting must submit such proposals to the Company by February 1, 1999. Proposals should be sent to the Company at 9719 Conway Road, St. Louis, Missouri 63124.

                             DISCRETIONARY AUTHORITY


   The Board of Directors does not intend to present at the Annual Meeting any business other than that referred to in the accompanying Notice of Annual
Meeting. The Board of Directors was not aware, a reasonable time before the mailing of this Information Statement, of any matters which may be properly presented for action at the meeting.

   Although the Board of Directors does not contemplate that any nominee for Director named above will be unavailable for election, in the event a vacancy in the slate of nominees is occasioned by death or some other unexpected occurrence, it is intended that a substitute nominee will be selected by the Board of Directors.


     LLOYD R. ABRAMS

     President and Chief Executive Officer


June 11, 1998